Exhibit 99.1

TO BUSINESS AND HEALTH EDITORS:

BSML Appoints New Chief Financial Officer

          WALNUT CREEK, Calif., Jan. 23 /PRNewswire-FirstCall/ -- BSML, Inc. (Nasdaq: BSML), formerly BriteSmile, Inc., a leading provider of state-of-the-art teeth whitening systems, today announced that it has appointed Richard DeYoung as Chief Financial Officer (CFO), effective on or about February 5, 2007.  Mr. DeYoung replaces Kenneth Czaja, who has decided to leave the Company to pursue other opportunities.

          Mr. DeYoung has more than twenty years of diverse financial experience in sales and marketing, manufacturing and R&D organizations.  He is skilled and experienced in accounting, financial reporting, long-range planning and forecasting, financial analysis, project risk/return assessment and acquisition analysis.  He has previously served as Vice President of Finance of a publicly traded company, RITA Medical Systems, headquartered in Fremont, California, where he had responsibility for accounting, finance, and treasury functions, as well as overall responsibility for SEC reporting requirements.  Mr. DeYoung worked at RITA Medical Systems since 2000. From 1996 through 1999, Mr. DeYoung worked as the Controller of the Novacor Division of Baxter Healthcare Corporation.

          Mr. DeYoung earned a B.A. in English Literature from Carleton College, and an M.B.A. from the University of Michigan.  He is licensed as a CPA and a member of the AICPA.

          “I am delighted to be able to invite Rich to join the BSML team,” said Dr. Julian Feneley, BSML’s CEO. “I am confident he will make an outstanding contribution. I also want to take this opportunity to sincerely thank Ken for his dedicated and exceptional service to the Company.”

          BSML, Inc., formerly known as BriteSmile, Inc., markets the most advanced teeth whitening technology available, and manages state-of-the-art BriteSmile Professional Teeth Whitening Centers. BSML Whitening Centers are currently operating in Beverly Hills, Irvine, Palo Alto, Walnut Creek, San Francisco and La Jolla, CA; Houston, TX; Denver, CO; Boston, MA; McLean, VA; Atlanta, GA; New York, NY; Chicago and Schaumburg, IL; and, Phoenix, AZ. For more information about BSML’s services and products, call 1-800-BRITESMILE or visit the Company’s Website at http://www.britesmile.com .

          This release, other than historical information, consists of forward-looking statements that involve risks and uncertainties.  Readers are referred to the documents filed by BSML with the Securities and Exchange Commission, specifically the Company’s most recent reports on Forms 10-K and 10-Q, that identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements. BSML and its affiliates disclaim any intent or obligation to update these forward-looking statements.

SOURCE  BSML, Inc.
          -0-                                        01/23/2007
          /CONTACT:  Kenneth A. Czaja, CFO, +1-925-979-2646, or media, Philip Powell, +1-925-279-2863, both for BSML/
          /FCMN Contact: mwoodrow@britesmile.com /
          /Web site:  http://www.britesmile.com/
          (BSML)